Exhibit 10.2
AMENDMENT TO THE NOBLE ENERGY, INC.
CHANGE OF CONTROL AGREEMENT
     Pursuant to the provisions of Paragraph 14 thereof, the Noble Energy, Inc. Change of Control Agreement made and entered into by and between NOBLE ENERGY, INC., a Delaware corporation, and that was executed on , to be effective as of January 1, 2008 (the “Agreement”), is hereby amended in the following respects only:
     FIRST: Paragraph 1 of the Agreement is hereby amended to add a new subparagraph at the end thereof to read as follows:
     Employer agrees that for a period of 12 months following a Change of Control, Employer will not (i) cause Executive’s involuntary Separation from Service (within the meaning of Treas. Reg. 1.409A-1(n)) for a reason other than Cause (as defined below) or incapacity due to physical or mental illness, or (ii) cause a Constructive Separation Event (as defined below) to occur, without providing Executive with 30 days advance written notice of such separation or event.
     SECOND: Paragraph 3 of the Agreement is hereby amended by restatement in its entirety to read as follows:
     3. Parachute Payment Limitation. Any provision of this Agreement to the contrary notwithstanding, if Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in paragraph 1, together with any other payments which the Executive has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment and are exempt from the requirements of Section 409A of the Code shall be either (a) reduced (but not below zero) so that the aggregate present value of such benefits received by Executive from Employer will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determinations as to the benefit to be reduced and the amount of reduction shall be made by Employer in good faith, and such determinations shall be conclusive and binding on Executive. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times Executive’s base amount, Executive shall immediately repay such excess to Employer upon notification that an overpayment has been made.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties on this _____ day of January, 2011, to be effective as of February 1, 2011.

NOBLE ENERGY, INC.
By:
Name:
Title:

Signature of Executive
Name Printed: